LIMITED POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual, William H. Shea, Jr., does hereby appoint Nancy M. Snyder as his true and lawful attorney to execute and deliver for him and in his name, in the undersigned's capacity as a director of Penn Virginia Corp. (the "Company"), all Forms 3, 4 and 5 filed on behalf of the undersigned with the Securities and Exchange Commission.

     The undersigned hereby ratifies and confirms all that said attorney shall do by virtue of the powers granted hereby. The undersigned does hereby indemnify such attorney, and holds such attorney harmless, from all claims which may be made against the undersigned as a result of her serving as the undersigned's attorney except to the extent that such claims result from her willful misconduct.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company.

     IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed and delivered this Power of Attorney this 24th day of July, 2007.

/s/ William H. Shea, Jr._______
William H. Shea, Jr.